Exhibit 10.2

Danaher Corporation

Non-Employee Directors’ Deferred Compensation Plan

As Amended and Restated Effective as of January 1, 2009

Established under the

Danaher Corporation 2007 Stock Incentive Plan

i

Danaher Corporation

Non-Employee Directors’ Deferred Compensation Plan

Article 1.        Introduction.

The primary purpose of the Danaher Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”) is to provide non-employee directors of Danaher Corporation, a Delaware corporation, with the opportunity to voluntarily defer all or a portion of their Compensation, subject to the terms of the Sub-Plan.

The Sub-Plan was established under, and constitutes a part of, the Danaher Corporation 2007 Stock Incentive Plan, as amended and restated effective as of January 1, 2009 (the “2007 Stock Incentive Plan”). For the avoidance of doubt, the Sub-Plan is subject to all applicable terms of the 2007 Stock Incentive Plan, except for Section 11 of the 2007 Stock Incentive Plan.

Article 2.        Definitions

Capitalized terms not otherwise defined herein shall have the same meanings set forth in the 2007 Stock Incentive Plan. Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a)	“Administrator” means Administrator as defined in Section 2 of the 2007 Stock Incentive Plan and shall include any Employee to whom the Administrator has delegated certain administrative functions related to the operation and maintenance of the Sub-Plan.

(b)	“Chairperson Fees” means fees paid by the Company to a Director, in cash, for serving as Chairperson of a Board Committee during the relevant Plan Year and which is exclusive of any Retainer or Meetings Fees earned during such Plan Year.

(c)	“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events in accordance with Section 409A of the Code:

(i)	a “change in ownership of the Company” which means the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a “change in the effective control” (as defined in subsection (ii) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(ii)	a “change in effective control of the Company,” which means the date that either: (A) any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii)	a “change in the ownership of a substantial portion of the Company’s assets,” which means the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a Change of Control shall not occur when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph (iii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)	A person, or more than one person acting as a group (as defined below), that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (C).

Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time, or (with respect to (i) and (ii) above) as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d)	“Compensation” means the Retainer, Meeting Fees and, if applicable, Chair-person Fees payable to a Participant by the Company for services performed as a Director during a Plan Year. In no event, however, shall amounts paid in the form of Company stock, stock options or other Company securities qualify as Compensation eligible for deferral under the Sub-Plan.

(e)	“Director” means each member of the Board of Directors of the Company who (i) is not an employee of the Company or any Subsidiary of the Company, and (ii) receives a Retainer, Meeting Fees and/or Chairperson Fees for service on the Board of Directors.

(f)	“Effective Date” means September 12, 2007.

(g)	“Meeting Fees” means fees paid by the Company to a Director, in cash, for attendance at Board and various Board committee meetings during the relevant Plan Year, and which is exclusive of any Retainer or Chairperson Fees earned during such Plan Year. For the purposes of the Sub-Plan, “Meeting Fees” shall not include any fees paid or payable in Company stock, stock options or other Company securities.

(h)	“Participant” means any Director who is actively participating in the Sub-Plan.

(i)	“Phantom Shares” means a fictitious share of the Company which is a unit of measurement of the amount payable to Participants under the Plan and does not constitute stock or any other equity interest in the Company (or any of its subsidiaries or affiliates) and does not have any rights of equity ownership in the Company. The sole significance of Phantom Shares is to establish a method of measuring the number of shares of Common Stock distributable in respect of amounts deferred under the Plan.

(j)	“Plan Year” means the fiscal year of the Company beginning on January 1st and ending on December 31st.

(k)	“Retainer” means the annual cash retainer paid by the Company and earned by a Director during the relevant Plan Year with respect to the Director’s service on the Board, and which is exclusive of Meeting Fees or Chairperson Fees earned during such Plan Year. For purposes of the Sub-Plan, “Retainer” shall not include any retainer paid or payable in Company stock, stock options or other Company securities.

(l)	“Termination of Service” means a “separation from service,” as defined in Treas. Reg. § 1.409A-1(h) and applied by the Administrator in its sole discretion.

Article 3.        Eligibility and Participation

3.1 Eligibility. Each person who is or becomes a Director on or after the Effective Date shall be eligible to participate in the Sub-Plan.

3.2 Inactive Participant. In the event a Participant no longer meets the requirements for eligibility to participate in the Sub-Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Sub-Plan, except the right to make any further deferrals hereunder. In the event a Participant shall cease to serve as a member of the Board of Directors but shall be designated as a Director Emeritus, such Participant shall become an inactive Participant, and, as a result of such change in status, the Director Emeritus shall not be eligible to make further deferrals under the Sub-Plan but shall not be deemed to have a Termination of Service as a Director until such time as determined in Section 2(l) above.

3.3 Participation. The Administrator shall notify a Director as soon as practicable after he or she first becomes eligible to participate in the Sub-Plan. At such time, the Administrator shall provide such Director with an Election to Defer Form which shall be submitted by the Director as provided in Section 4.2 hereof. Except as otherwise provided in Section 3.4 below, a Director, once notified of eligibility to participate in the Sub-Plan, shall be entitled to make deferrals with respect to each subsequent Plan Year by submitting an Election to Defer Form to the Administrator in the time and manner provided in Section 4.2.

3.4 Partial Plan Year Participation. In the event a Director first becomes eligible to participate in the Sub-Plan after the beginning of a Plan Year, the Administrator may, in its discretion, allow such Director to complete an Election to Defer Form within thirty (30) days after the date the Director first becomes eligible to participate, in which case the deferral election shall be valid and applicable for the Plan Year then in progress. An Election to Defer Form submitted pursuant to this Section 3.4 shall apply only to Compensation earned beginning in the first calendar quarter subsequent to the date on which a valid Election to Defer Form is received by the Administrator.

Article 4.        Deferral Opportunity

4.1 Amount Which May Be Deferred. A Participant may elect to defer twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%) of his or her aggregate Compensation in any Plan Year.

4.2 Deferral Election. A Participant may make an election to defer Compensation under the Sub-Plan with respect to a Plan Year provided he or she makes such election prior to December 31 of the calendar year preceding such Plan Year or not later than thirty (30) calendar days after the date the Director initially became eligible to participate in the Sub-Plan, as applicable. All deferral elections shall be made on an Election to Defer Form, as described herein, which shall specify: (i) the percentage of Compensation which the Participant elects to defer and (ii) the deferral period, as described in Section 4.3 below. A deferral election must be submitted to the Administrator on a timely basis in order to be given effect. Once a Participant has submitted an Election to Defer Form, the Participant may only revoke or change the deferral election if he or she notifies the Administrator in writing of the revocation or change prior to December 31 of the calendar year preceding the Plan Year for which the revocation or change is to be effective.

4.3 Length of Deferral. Except as otherwise provided herein, all deferrals hereunder shall be maintained in deferred status until the expiration of the deferral period specified by the Participant in the Election to Defer Form. The Participant may elect to defer distribution until (i) Termination of Service for any reason, or (ii) either the first, second, third, fourth or fifth anniversary of such Termination of Service. If a Participant fails to specify a deferral period, the deferral period shall expire upon the Participant’s Termination of Service for any reason.

4.4 Change in Deferral Period. A Participant who elects to receive payment of deferred amounts on the first, second, third, fourth or fifth anniversary of his or her Termination of Service cannot change such deferral period. A Participant who elects to receive payment of deferred amounts upon Termination of Service may make one subsequent election to change such deferral period. Such subsequent election (i) may only extend the deferral period to the fifth anniversary of the Participant’s Termination of Service; (ii) may not be effective until 12 months after the date the subsequent election is made; and (iii) must be made at least 12 months prior to the date the payment would otherwise be made.

4.5 Payments of Deferred Amounts. Each Participant shall receive distribution in respect of Phantom Shares credited to a Participant’s deferred compensation account at the end of the applicable deferral period, as determined under Sections 4.3 and 4.4, as applicable. Each distribution shall be made in a single payment in whole shares of Common Stock as soon as administratively feasible (but in no event more than 60 days) after the date specified for payment, and shall be equal to the number of Phantom Shares credited to a Participant’s deferred compensation account on the expiration date of the applicable deferral period. Fractional shares shall be taken together as of the expiration date of the applicable deferral period to pay out a whole share. Any remaining fractional shares will be rounded up to a whole share and distributed as described above.

Notwithstanding the foregoing, any undistributed deferred balances shall be distributed to the Participant (or his or her beneficiary) in the event that, at any time prior to full distribution of such deferred balances, the Participant dies or a Change in Control of the Company occurs. In such event, each distribution shall be made in a single payment in whole shares of Common Stock as soon as administratively feasible (but in no event later than sixty (60) days) after the Participant’s death or the effective date of the Change in Control, as applicable, and shall be equal to the number of Phantom Shares credited to a Participant’s deferred compensation account as of the effective date of the Change in Control.

4.6 Unforeseeable Emergency. If a Participant suffers an unforeseen emergency, as defined herein, the Administrator, in its sole discretion, may make a single payment as soon as administratively feasible (but in no event more than 60 days after the date of such unforeseen emergency, and provided that the Participant may not elect the taxable year of payment) to the Participant only that portion, if any, of his or her account that the Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Administrator and shall provide such additional information as the Administrator may require. For purposes of this paragraph, “unforeseen emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as described in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances constituting an unforeseeable emergency shall depend on the facts of each case, but, in any event, a distribution shall not be made to the extent that such emergency is or may be relieved: (a) through reimbursement or compensation from insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Sub-Plan.

Article 5.        Deferred Compensation Accounts

5.1 Participants’ Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant under Article 4 herein. Each account shall be credited as of the quarterly date the amount deferred otherwise would have been payable to the Participant. The term “account” and other measures representing the value of a Participant’s deferrals under the Sub-Plan are bookkeeping entries only and shall not constitute property of any kind or any interest in the Company or specific assets thereof.

5.2 Manner of Investment. All amounts deferred under the Sub-Plan shall be credited as Phantom Shares. The number of whole and partial Phantom Shares credited to a Participant’s deferred compensation account will be based upon the dollar amount of the deferrals made by each Participant for the applicable quarterly period, divided by the Fair Market Value of the Company’s Common Stock on the date the amount deferred otherwise would have been paid to the Participant. The value of a Phantom Share credited to a Participant’s deferred compensation account shall thereafter fluctuate pari passu with the Fair Market Value of a share of the Company’s Common Stock. In the event a cash dividend is declared on the Company’s Common Stock, a Participant’s deferred compensation account shall be credited with additional Phantom Shares equal to the dividend on the number of Phantom Shares credited to his or her account divided by the Fair Market Value of the Common Stock on the day the dividend is paid. For the avoidance of doubt, if the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Administrator will make a proportionate and appropriate adjustment to the number of Phantom Shares in order to prevent dilution or enlargement of rights.

5.3 Charges Against Accounts. There shall be charged against each Participant’s deferred compensation account any payments made to the Participant or to his or her beneficiary.

Article 6.        Beneficiary Designation

Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, will receive the amounts that otherwise would have been paid to the Participant under the Sub-Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Board. Each designation shall be effective as of the date delivered to a Company employee so designated by the Board.

Participants may change their designations of beneficiary on such form as prescribed by the Board. The payment of amounts deferred under the Sub-Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the designated employee prior to the Participant’s death.

In the event that all the beneficiaries named by a Participant pursuant to this Article 6 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s beneficiaries under the Sub-Plan shall be paid to the Participant’s estate.

In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Sub-Plan shall be paid to the Participant’s estate.

Article 7.        Rights of Participants

7.1 Contractual Obligation. The Sub-Plan shall create a contractual obligation on the part of the Company to make payments from the Participants’ accounts when due.

7.2 Unfunded Plan. The Sub-Plan constitutes an unfunded, unsecured promise of the Company to make distributions in the future of the amounts deferred under the Sub-Plan and is intended to constitute a nonqualified deferred compensation plan which is unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Nothing contained in the Sub-Plan and no action taken pursuant to the provisions of the Sub-Plan shall create, or be construed to create, a trust of any kind, a fiduciary relationship between the Company and any Director or any other person. No special or separate fund shall be established or other segregation of assets made to assure payment of deferred amounts hereunder. No Director or any other person shall have any preferred claim on, or beneficial ownership interest in, any assets of the Company prior to the time that deferred amounts are paid to the Director as provided herein. The rights of a Director to receive benefits from the Company shall be no greater than any general unsecured creditor of the Company.

7.3 Service as a Director. Neither the establishment of the Sub-Plan, nor any action taken hereunder, shall in any way obligate (i) the Company to nominate a Director for reelection or to continue to retain a Director; or (ii) a Director to agree to be nominated for reelection or to continue to serve on the Board.

7.4 Section 409A Requirements. Notwithstanding anything to the contrary in this Sub-Plan, these provisions shall apply to any payments and benefits otherwise payable to or provided to a Participant under this Sub-Plan. If the Participant is a “specified employee” as defined in Code Section 409A (and as applied according to procedures of the Company and its affiliates) as of his or her Termination of Service, no payments due under this Sub-Plan may be made until the earlier of: (i) the first day of the seventh month following the Participant’s Termination of Service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a single lump sum, without interest, on the first day of the seventh month following the Participant’s Termination of Service. If this Sub-Plan fails to meet the requirements of Code Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Participant by Code Section 409A, and the Participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Code Section 409A.